Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Corporate Communications, Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Six Flags Appoints New Independent Director to its Board of Directors

ARLINGTON, Texas — January 31, 2023 —Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that it has appointed Marilyn Spiegel to its Board of Directors, effective immediately. Marilyn will stand for election along with the Company’s six other directors at the Company’s 2023 Annual General Meeting.

“We are delighted to welcome Marilyn to Six Flags,” said Ben Baldanza, Non-Executive Chairman of the Board. “Her experience spanning over three decades in the hotel and entertainment industries will provide the Company with valuable insight and guidance as we seek to elevate the guest experience and deliver long-term, profitable growth.”

“I am very pleased that Marilyn has decided to join our Board. Her leadership and operational expertise in hospitality, revenue management and human resources adds important skills to our Board as we execute on our strategy,” added Selim Bassoul, Six Flags President and Chief Executive Officer.

The Six Flags’ Board of Directors regularly engages with its shareholders on corporate governance and strategy topics. As the Company has noted previously, it has engaged with Land & Buildings Investment Management, LLC several times over the past few months to understand its views. Today’s announcement follows constructive dialogue between Land & Buildings and Six Flags.

“The addition of Marilyn to Six Flags’ Board, with her extensive track record in the hospitality industry and her experience overseeing operations with significant real estate portfolios, is a positive development for Six Flags’ shareholders,” said Land & Buildings Founder and Chief Investment Officer, Jonathan Litt. “As we’ve previously stated, we believe the company has a tremendous value creation opportunity in front of it – including by exploring ways to potentially monetize its uniquely valuable real estate portfolio. We look forward to continuing to engage with the Board and leadership team.”

“Six Flags is an iconic brand, and I believe my skills in delivering an exceptional guest experience, motivating frontline team members, and driving margin improvement will help guide the Company on its exciting transformation,” said Spiegel. “I look forward to working with the Board and management team to create long-term value for Six Flags’ shareholders.”

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor and Kirkland & Ellis LLP is serving as legal advisor to Six Flags.

About Marilyn Spiegel

Marilyn Spiegel is an accomplished gaming and hospitality executive with over three decades of experience in the entertainment industry. She has served as the President of seven distinctive Las Vegas casino and entertainment properties where she was responsible for day-to-day operations – Wynn Las Vegas and Encore, Harrah’s Las Vegas, Rio All-Suite Hotel, Bally’s, Paris Las Vegas, and Planet Hollywood. Mrs. Spiegel was one of the first female leaders to run a major Las Vegas casino and entertainment resort. Prior to these roles, Mrs. Spiegel was Senior Vice President of Human Resources for Harrah’s Entertainment, where she led the organizational design, recruitment, training, compensation, and benefit programs.

Mrs. Spiegel currently serves as a Board Member of Invited Clubs, a member of the Board of Advisors for Nicholas & Company, Executive Secretary and Board Member of Catholic Charities of Southern Nevada, and Board Member of the Thomas Spiegel Family Foundation. Mrs. Spiegel has a bachelor’s degree in marketing and a master’s degree in education from the University of Utah.

Exhibit 99.1

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with 27 parks across the United States, Mexico and Canada. For 61 years, Six Flags has entertained hundreds of millions of guests with world-class coasters, themed rides, thrilling waterparks and unique attractions. Six Flags is committed to creating an inclusive environment that fully embraces the diversity of our team members and guests. For more information, visit www.sixflags.com.